UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

March 10, 2021
Date of Report (Date of earliest event reported)

Everi Holdings Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-32622	20-0723270
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

7250 S. Tenaya Way, Suite 100, Las Vegas, Nevada, 89113
(Address of principal executive offices)

(800) 833-7110
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐                Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐                Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐                Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐                Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	EVRI	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company   ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.   ☐

Item 8.01. Other Events.

Kate C. Lowenhar-Fisher, age 43, has been appointed to the position of Executive Vice President, Chief Legal Officer - General Counsel, and Corporate Secretary, for Everi Holdings Inc. (the “Company” or “Everi”), effective as of March 22, 2021. Ms. Lowenhar-Fisher’s term of office shall be until her resignation, her removal or the appointment of her successor. Prior to joining Everi, Ms. Lowenhar-Fisher served more than eighteen years in private practice with extensive expertise in the casino gaming industry on behalf of equipment suppliers and operators, including most recently as: Equity Member in the Las Vegas office of Dickinson Wright PLLC, where she chaired the firm's Gaming & Hospitality Practice Group; and Shareholder at Brownstein Hyatt Farber Schreck, LLP. Ms. Lowenhar-Fisher is a member of the International Association of Gaming Advisors and the International Masters of Gaming Law. She also sits on the boards of both the Grant a Gift Autism Foundation and the Nevada PEP. She holds a B.A. in International Relations from Stanford University, a J.D. from the Emory University School of Law and is admitted to the bar in both Nevada and California.

Under an employment agreement entered into in connection with her appointment, Ms. Lowenhar-Fisher is entitled to receive a prorated annual base salary of $350,000 through December 31, 2021, an annual base salary of $375,000 from January 1, 2022 through December 31, 2022; and an annual base salary of $400,000 from January 1, 2023, and thereafter. In addition, Ms. Lowenhar-Fisher is eligible to receive an annual cash bonus of 75% of her then current base salary based upon the achievement of certain performance criteria and goals. Ms. Lowenhar-Fisher is also eligible to participate in other Company benefit plans. In the event of the termination of Ms. Lowenhar-Fisher's employment by the Company without cause or by Ms. Lowenhar-Fisher for good reason as such terms are defined in the employment agreement, Ms. Lowenhar-Fisher is entitled to and payable in equal installments over a one year period following the date of termination: (i) one year of salary continuation; (ii) one times the then target amount of Ms. Lowenhar-Fisher's discretionary bonus payable; (iii) all equity awards granted to Ms. Lowenhar-Fisher will be governed by the terms of the applicable grant agreement pursuant to which such equity award is granted; and (iv) eighteen months of continued group health insurance for Ms. Lowenhar-Fisher and her eligible dependents. In addition, the employment agreement provides that upon a change of control, all outstanding equity awards will continue to be governed under the terms of such equity awards. Furthermore, if the total payments Ms. Lowenhar-Fisher receives from the Company constitute a “parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended (the “Code”), and, but for this sentence, would be subject to the excise tax imposed by Section 4999 of the Code, or any similar or successor provision, then Ms. Lowenhar-Fisher will receive an aggregate amount of the payments equal to the greater of (i) the largest portion of such payments such that no portion of such payments (after reduction) would be subject to the excise tax imposed under Section 4999 of the Code or (ii) the entire payments net of any and all taxes imposed on such payments, including the excise tax imposed by Section 4999 of the Code. Ms. Lowenhar-Fisher has agreed not to engage in certain competition and solicitation activities for a period of one year following the termination of her employment with the Company. The description of the employment agreement contained in this paragraph is qualified in its entirety by reference to the employment agreement, a copy of which is attached hereto as Exhibit 10.1.

Ms. Lowenhar-Fisher also entered into an Indemnification Agreement with the Company in the same form as the Company's other executive officers and directors, which is filed as Exhibit 10.2 of Everi Holdings' Quarterly Report on Form 10-Q filed with the SEC on May 7, 2019.

Item 8.01. Other Events

On March 15, 2021, the Company issued a press release announcing the appointment of Ms. Lowenhar-Fisher, a copy of which is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Document

10.1	Employment Agreement with Ms. Lowenhar-Fisher, dated March 10, 2021
99.1	Press Release dated March 15, 2021, issued by the Company.
104	The cover page of this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EVERI HOLDINGS INC.

Date: March 15, 2021	By:	/s/ Todd A. Valli
Todd A. Valli, Senior Vice President, Corporate Finance and Chief Accounting Officer